Exhibit 99.1

RLI increases regular dividend

PEORIA, ILLINOIS, May 13, 2025 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today its Board of Directors has declared a second quarter regular cash dividend of $0.16 per share, a 6.7% increase over the prior quarter. The dividend is payable on June 20, 2025, to shareholders of record as of May 30, 2025.

RLI has increased dividends in each of the last 50 years. The company’s dividend yield would be 0.86% based on the $0.64 indicated annual dividend and yesterday’s closing stock price of $74.81.

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 50 consecutive years and delivered underwriting profits for 29 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Chief Investment Officer & Treasurer
309-693-5846
Aaron.Diefenthaler@rlicorp.com

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